Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 www.dlapiper.com T 212.335.4500 F 212.335.4501

June 16, 2025

Analog Devices, Inc.

One Analog Way

Wilmington, Massachusetts 01887

Analog Devices, Inc.

$850,000,000 4.250% Senior Notes due 2028 and $650,000,000 4.500% Senior Notes due 2030

Ladies and Gentlemen:

We have acted as counsel to Analog Devices, Inc., a Massachusetts corporation (the “Company”), in connection with the issuance and sale by the Company of $850,000,000 aggregate principal amount of 4.250% Senior Notes due 2028 and $650,000,000 aggregate principal amount of 4.500% Senior Notes due 2030 (the “Notes”) of the Company, pursuant to the terms of an Underwriting Agreement, dated June 12, 2025 (the “Underwriting Agreement”), by and among the Company and BofA Securities, Inc., as representative of the several underwriters named therein. The Notes are to be issued pursuant to an indenture dated as of June 3, 2013 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the supplemental indenture, dated as of June 16, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)

the Amended and Restated Articles of Organization of the Company, adopted as of March 12, 2025, as certified by the Secretary of the Commonwealth of Massachusetts on March 13, 2025 and certified by the Secretary of the Company as of the date hereof;

(b)	the Second Amended and Restated By-Laws of the Company, dated as of January 9, 2025, as certified by the Secretary of the Company on the date hereof;

(c)

the resolutions duly adopted by the Company’s Audit Committee, dated May 20, 2025 and the Board of Directors, dated May 21, 2025 and the written designation regarding pricing executed by an officer of the Company, duly authorized by the Audit Committee and the Board of Directors, dated June 12, 2025 (the “Resolutions”), as certified by the Secretary of the Company on the date hereof;

(d)

the automatic shelf registration statement on Form S-3 (File No. 333-281670) prepared and filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on August 21, 2024 (as amended through the date hereof, including the documents incorporated by reference or deemed to be incorporated by reference therein, the “Registration Statement”), including a base prospectus, dated August 21, 2024, included therein at the time the Registration Statement became effective (the “Base Prospectus”);

(e)

the preliminary prospectus supplement dated June 12, 2025, as filed by the Company with the Commission on June 12, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Preliminary Prospectus Supplement” and, together with the Base Prospectus, the “Preliminary Prospectus”);

(f)

the prospectus supplement dated June 12, 2025, as filed by the Company with the Commission on June 13, 2025 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”);

(g)	an executed copy of the Underwriting Agreement;

(h)	an executed copy of the Indenture;

Analog Devices, Inc.

June 16, 2025

(i)	the forms of global notes evidencing the Notes;

(j)	an executed copy of the certificate of the Secretary of the Company, dated as of the date hereof, as to certain factual matters;

(k)

a certificate of good standing of the Company, dated June 12, 2025, issued by the Secretary of the Commonwealth of the Commonwealth of Massachusetts, and a bring-down letter of good standing dated June 16, 2025 (the “Good Standing Certificates”); and

(l)	such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity and binding effect and enforceability thereof upon the Company (except as expressed in our opinion below).

Based upon the foregoing, and having regard for such legal considerations as we have considered necessary for purposes hereof, we are of the opinion that:

1.

the Company is a corporation validly existing under and by virtue of the laws of the Commonwealth of Massachusetts and is in good standing with the Secretary of the Commonwealth of Massachusetts, and has the requisite corporate power to issue the Notes; and

2.

the Notes are in the form contemplated by the Indenture, have been duly authorized by the Company for issuance and sale pursuant to the Underwriting Agreement and, when authenticated by the Trustee in accordance with the Indenture (assuming the due authorization, execution and delivery of the Indenture by the Trustee) and delivered by the Company in accordance with the terms of the Underwriting Agreement against payment therefor in accordance with the Resolutions and the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company under New York law, enforceable against the Company under New York law in accordance with their terms, and will be entitled to the benefits of the Indenture.

The opinion in paragraph 1 with respect to the valid existence and good standing of the Company is based solely on the Good Standing Certificates.

Our opinion in paragraph 2 is subject to the following additional assumptions and qualifications:

(a)

Enforceability is subject to, and may be limited by: (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws affecting creditors’ rights generally, including, without limitation, laws regarding fraudulent conveyances and preferential transfers; (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding at law or in equity); (iii) any statute, decision or rule of law prohibiting or limiting the exercise of simultaneous remedies; and (iv) limitations or qualifications on the enforcement of certain rights, remedies, waivers and other provisions by the jurisdiction in which enforcement thereof is sought.

(b)

Further, we express no opinion on any provision contained in the Indenture or the Notes (i) relating to indemnification or contribution which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation), or that purports to release, exculpate or exempt a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct; (ii) purporting to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees; (iii) relating to consents to or restrictions upon governing law; (iv) regarding consent to service, jurisdiction, venue or forum of any claim, demand, action or cause of action arising under or related to the Indenture, the Notes or the transactions contemplated therein, which may not be binding on the courts in the forums selected or excluded; (v) purporting to waive certain rights or defenses, including the waiver by any party of the right to trial by jury, to the extent that such a waiver is deemed to violate public policy; (vi) that requires waiver or amendments to be made only in writing, or (vii) regarding the severability, if invalid, of provisions of such agreements.

Analog Devices, Inc.

June 16, 2025

We do not purport to express any opinion on any laws other than (i) the Massachusetts Business Corporation Act (without regard for decisional law), (ii) the laws of the State of New York (excluding state securities or blue sky laws), and (iii) the federal laws of the United States of America.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement in accordance with the requirements of Form S-3 and the rules and regulations promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Preliminary Prospectus and the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours, /s/ DLA Piper LLP (US)
DLA Piper LLP (US)